Exhibit 99.1

FOR IMMEDIATE RELEASE

July 21, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter Results and Updates Significant Investments

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 123-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), reported improved asset quality ratios, capital strength, and earnings results for the quarter ended June 30, 2010. The Company’s levels of nonperforming assets, loans past due 30 days or more, classified assets, and commercial loan watch list each improved between March 31, 2010 and June 30, 2010. At quarter-end, the Company possessed one of the strongest regulatory capital ratios for bank holding companies with assets in excess of $5 billion. For the second quarter of 2010, the Company reported income available to common shareholders of $9 million and fully diluted earnings per share (“EPS”) of $0.33.

Daryl G. Byrd, President and Chief Executive Officer, commented, “Our formidable balance sheet, as measured by asset quality, capital position, and liquidity is among the strongest in the industry. We have avoided many of the adverse issues that have plagued our industry by limiting lending concentrations and maintaining conservative underwriting. We are very proud of our heritage, dating back to 1887, as the second oldest and second largest bank based in Louisiana.” Byrd continued, “Our second quarter results included significant costs incurred in association with strategic investments in our growth businesses. We are very pleased with the progress made in developing these businesses, and we anticipate favorable returns on these investments over time. Our earnings were also negatively affected by FDIC loss share accounting which requires the deferral of income recognition in the near-term. While this impact was negative in the second quarter, we expect it will be very positive in the long-term.”

Byrd continued, “We are deeply disappointed in the tragic ecological and economic impacts of the Deepwater Horizon disaster in the Gulf of Mexico. We remain hopeful that the current efforts to cap the well and address the damage are completed quickly and in a thorough manner. We believe our financial exposure to this event remains extremely small, but we continue to be concerned about the near-term and long-term effects on the citizens and economy of the Gulf region.”

Operating Results Summary

Diluted net income to common shareholders in the second quarter of 2010 totaled $9 million, down 32% compared to the first quarter of 2010 (“linked quarter basis”), and up 5% compared to the same quarter last year. Fully diluted earnings per share (“EPS”) were $0.33 in the second quarter of 2010, a decrease of 44% on a linked quarter basis, and a decrease of 37% compared to the same quarter last year. For the second quarter of 2010, return on average assets (“ROA”) was 0.34%, return on average common equity (“ROE”) was 2.73%, and return on average tangible common equity was 3.73%.

One-Time Acquisition-Related Costs. During the second quarter of 2010, the Company completed the branch and operating system conversions for Orion Bank and Century Bank. In the first quarter of 2010, the Company recorded a $4 million pre-tax gain ($0.11 per share on an after-tax basis) related to additional FDIC settlement items. No gain was recorded in the second quarter of 2010. The Company incurred one-time pre-tax acquisition-related costs of $2 million, or $0.07 per share on an after-tax basis, in the first quarter of 2010, and $4 million, or $0.08 per share, in the second quarter of 2010.

Excess Cash and Margin. The Company held $543 million in excess cash on average in the first quarter of 2010, compared to $1.1 billion in the second quarter of 2010. The Company’s tax-equivalent net interest margin (“margin”) declined 11 basis points on a linked quarter basis to 3.05% in the second quarter of 2010. The aggregate excess cash position suppressed the margin approximately 24 and 45 basis points in the first and second quarters of 2010, respectively. The Company estimated the excess cash reduced EPS by $0.18 and $0.29 in the first and second quarters of 2010, respectively.

Surplus Capital. On March 8, 2010, the Company issued and sold 5,973,207 shares of common stock in an underwritten public offering, with net proceeds of $329 million. The Company estimates EPS was suppressed due to the additional outstanding shares by $0.05 and $0.09 per share in the first and second quarters of 2010, respectively.

Loan Loss Provision and FDIC Loss Share Accounting. The Company was required under generally accepted accounting principles to establish homogeneous pools of loans with common characteristics. Loan pools in which expected credit losses and cash flows deteriorate relative to original estimates result in a current period impairment. This impairment increases the reserve for loan losses, FDIC loss share receivable, and loan loss provision expense. In contrast, the benefits related to pools in which expected credit losses and cash flows improve relative to original estimates are to be recognized in future periods through adjustments of associated yields over the remaining estimated lives of these pools or the loss share agreement, whichever is shorter.

Based on the Company’s recent assessment of FDIC covered loans, the Company estimates projected losses in that portfolio improved by $113 million compared to original estimates. Although projected losses are better than initial estimates, the Company experienced deterioration in expected credit losses and cash flows on a small number of loan pools. Accordingly, the Company recorded a pre-tax provision expense of $6 million, or $0.15 per share, related to FDIC covered loans associated with those select loan pools. However, the benefits related to the majority of loan pools, which have improved expected losses and cash flows, will be recognized in future periods through yield adjustments.

Investments in Businesses. Given continued unprecedented recruiting and client development opportunities, the Company continued to invest in various business lines, infrastructure, and personnel in the second quarter of 2010. These strategic investments included commercial banking, wealth management, capital markets, branch offices, and support functions. The incremental estimated cost of these investments on a linked quarter basis was approximately $2 million, or $0.05 per share. The Company expects a significant long-term return on these investments.

Balance Sheet Summary

Total assets decreased $16 million, or less than 1% since March 31, 2010, to $10.4 billion at June 30, 2010. Over this period, total loans increased $21 million, or less than 1%, and total deposits increased $119 million, or 1%. Total shareholders’ equity increased $6 million, or 1%, since March 31, 2010.

The majority of assets acquired in the three FDIC-assisted transactions completed in 2009 are covered under FDIC loss sharing arrangements (“covered assets”), and loan valuations incorporate estimated losses. As a result, a significant portion of the Company’s nonperforming assets has minimum loss exposure. Total Nonperforming Assets (“NPAs”) at June 30, 2010 were $792 million, which included $723 million in covered assets. Excluding the FDIC-assisted transactions, NPAs at June 30, 2010 were $69 million, or 0.91% of total assets, compared to 1.01% of assets at March 31, 2010 and 1.04% one year ago.

Loans

In the second quarter of 2010, total loans increased $21 million, or less than 1%. Excluding the FDIC-assisted transactions, loans increased $58 million, or 1%, over that period. Between the time of the acquisitions and June 30, 2010, Orion Bank and Century Bank-originated loans decreased approximately $141 million, or 10%, which was greater than the Company’s expectations at closing.

The loan portfolio at June 30, 2010, was comprised of disparate components. Approximately 26% of the Company’s $5.8 billion loan portfolio is comprised of assets covered under the FDIC’s loss share agreements, which provide considerable protection against credit risk on those covered assets. The remaining $4.2 billion in loans at June 30, 2010, were associated with the Company’s legacy franchise, and underwritten under the Company’s guidelines.

Period-End Loan Volumes ($ in Millions)

Loans
	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10
Commercial	$2,432	$2,556	$2,748	$2,825	$2,878
Consumer	920	923	914	912	929
Mortgage	477	467	452	441	430

Non-FDIC Loans	$3,829	$3,946	$4,114	$4,178	$4,237
Covered Loans	$—	$353	$1,670	$1,561	$1,524

Total Loans	$3,829	$4,298	$5,784	$5,739	$5,761
Non-FDIC Growth	2%	3%	4%	2%	1%

On a linked quarter basis, the yield on average total loans increased 65 basis points to 6.50%. Yields on mortgage, commercial, and consumer loans increased 148, 53, and 32 basis points, respectively, on a linked quarter basis. The increases in yields were driven primarily by FDIC loss share accounting.

Commercial real estate (“CRE”) loans equated to 43% of total loans, though a significant portion of the total CRE portfolio is covered under the loss share agreements with the FDIC. In addition, much of the acquired CRE portfolio was purchased from the FDIC at substantial discounts that are expected to offset much of the remaining credit exposure and servicing costs. Finally, a portion of the CRE portfolio is comprised of legacy CRE loans, underwritten under the Company’s guidelines. At June 30, 2010, the average loan size in the legacy CRE portfolio was approximately $627,000, and loans past due 30 days or more (including nonaccruing loans) equated to 2.79% of the CRE loans outstanding (2.79% at March 31, 2010). Approximately 63% of the legacy CRE portfolio was based in southern Louisiana, 22% in northern Louisiana, and 15% in other markets. At June 30, 2010, many of the local markets in southern Louisiana remained economically healthy compared to the national economy. Excluding construction-related credits and FDIC-assisted loans, at June 30, 2010, approximately 47% of the Company’s CRE portfolio was owner-occupied and 53% was non-owner occupied. Non-owner occupied CRE loans equated to 74% of total risk based capital at June 30, 2010.

At June 30, 2010, approximately 18% of the Company’s direct consumer loan portfolio (net of discounts) was covered under the FDIC loss share agreements. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio was 718, and loans past due 30 days or more were 0.81% of consumer loans at June 30, 2010 (an improvement compared to 1.32% March 31, 2010). Legacy home equity loans totaled $330 million at June 30, 2010, with 0.82% past due 30 days or more (1.45% at March 31, 2010). Legacy home equity lines of credit totaled $199 million, with 0.80% past due 30 days or more (1.14% at March 31, 2010). Annualized net charge-offs in this portfolio were 0.58% of total consumer loans in the second quarter of 2010 (0.47% in the first quarter of 2010). The weighted average loan-to-value at origination for this portfolio over the last three years was approximately 68%.

The indirect automobile portfolio totaled $269 million at June 30, 2010, up 3% compared to the portfolio at March 31, 2010. This portfolio equated to 5% of total loans and had 0.78% in loans past due 30 days or more (including nonaccruing loans) at June 30, 2010 (an improvement from 1.01% at March 31, 2010). Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.15% of average loans in the second quarter of 2010 (an improvement from 0.31% in the first quarter of 2010). Approximately 87% of the indirect automobile portfolio was to borrowers in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (5.6% in May 2010, the 23rd lowest unemployment rate of 372 MSAs in the United States).

Deposits

During the second quarter of 2010, total deposits increased $119 million, or 1%, and $51 million, or 1%, excluding the FDIC transactions. Between the time of the acquisitions and July 16, 2010, Orion Bank and Century Bank-originated deposits, excluding brokered deposits, increased approximately $368 million, or 18%, which was more favorable than the Company’s expectations at closing.

Period-End Deposit Volumes ($ in Millions)

Deposits
	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10
Noninterest	$576	$629	$875	$825	$821
NOW Accounts	948	959	1,352	1,407	1,333
Savings/MMkt	1,128	1,327	2,252	2,571	2,808
Time Deposits	1,521	1,860	3,077	3,153	3,112

Total Deposits	$4,173	$4,774	$7,556	$7,956	$8,074
Growth	1%	14%	58%	5%	1%

Noninterest bearing deposits totaled $820 million at June 30, 2010, down $5 million, or 1%, compared to March 31, 2010. Excluding the FDIC-assisted transactions, noninterest bearing deposits increased $12 million, or 8%, over this period. On a linked quarter basis, average noninterest bearing deposits decreased $6 million, or 1%, and interest-bearing deposits increased $252 million, or 4%. The rate on average interest bearing deposits in the second quarter of 2010 was 1.46%, an increase of 10 basis points on a linked quarter basis, similar to a nine basis point increase in the cost of average interest bearing liabilities. The Company had only $15 million in short-term borrowings at June 30, 2010, or approximately 0.2% of total liabilities.

Asset Quality

The Company’s credit quality statistics were significantly affected by the FDIC-assisted acquisitions. However, the loss share arrangements with the FDIC and discounts on the assets acquired are expected to provide substantial protection against loss on those assets. Under the loss share agreements in connection with the FDIC-assisted acquisitions, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $970 million, or $776 million (the Company will cover the remaining $194 million amount). In addition, the FDIC will cover 95% of losses that exceed that $970 million threshold level. The Company estimates its maximum loss exposure would have been approximately $297 million, assuming all loans experience 100% losses with no recoveries, over the loss share period. The Company received a discount of approximately $500 million on the purchase of assets in the transactions.

Excluding the FDIC-assisted transactions, NPAs and loans past due 30 days or more decreased during the second quarter of 2010 at the Company. The legacy Company had troubled debt restructurings at June 30, 2010, totaling $8 million, compared to $7 million at March 31, 2010.

Summary Asset Quality Statistics

	IBERIABANK			IBERIABANK fsb			IBERIABANK Corp.
($thousands)	4Q09*	1Q10*	2Q10*	4Q09	1Q10	2Q10	4Q09*	1Q10*	2Q10*
Nonaccruals	$11,899	$30,054	$25,512	$27,947	$24,570	$22,537	$39,847	$54,624	$48,049
OREO & Foreclosed	4,000	4,012	5,037	11,281	11,436	10,177	15,281	15,448	15,214
90+ Days Past Due	3,193	1,852	3,229	1,767	1,316	2,416	4,960	3,168	5,645

Nonperforming Assets	$19,092	$35,918	$33,778	$40,996	$37,322	$35,130	$60,088	$73,240	$68,908
NPAs/Assets	0.38%	0.64%	0.58%	2.68%	2.27%	2.11%	0.91%	1.01%	0.91%
NPAs/(Loans + OREO)	0.61%	1.13%	1.04%	4.03%	3.64%	3.49%	1.45%	1.75%	1.62%
LLR/Loans	1.10%	1.38%	1.36%	2.12%	1.98%	2.04%	1.36%	1.53%	1.52%
Net Charge-Offs/Loans	0.04%	0.08%	0.65%	0.78%	1.41%	0.31%	0.22%	0.41%	0.57%

*	Excludes the impact of all FDIC-assisted acquisitions

The FDIC-assisted transactions accounted for $723 million, or 91% of the Company’s $792 million in total NPAs at June 30, 2010, and the legacy IBERIABANK Corporation franchise accounted for the remaining $69 million in NPAs. Excluding the FDIC-assisted transactions, NPAs equated to 0.91% of total assets at June 30, 2010, compared to 1.01% at March 31, 2010. On this same basis, total loans past due 30 days or more (including nonaccruing loans) represented 1.90% of total loans at June 30, 2010, an improvement of 14 basis points, compared to 2.04% of total loans at March 31, 2010.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10
IBERIABANK (Ex-FDIC Covered Assets)
30+ days past due	0.31%	0.33%	0.32%	0.58%	0.67%	0.81%
Non-accrual	0.54%	0.47%	0.45%	0.38%	0.94%	0.78%

Total Past Due	0.85%	0.80%	0.77%	0.96%	1.61%	1.59%
IBERIABANK fsb
30+ days past due	1.85%	1.73%	1.09%	1.12%	0.88%	0.60%
Non-accrual	2.12%	1.68%	2.45%	2.78%	2.42%	2.26%

Total Past Due	3.97%	3.41%	3.54%	3.90%	3.30%	2.86%
Consolidated (Ex-FDIC Covered Assets)
30+ days past due	0.65%	0.64%	0.50%	0.72%	0.73%	0.77%
Non-accrual	0.90%	0.74%	0.92%	0.97%	1.31%	1.13%

Total Past Due	1.55%	1.38%	1.42%	1.69%	2.04%	1.90%

CapitalSouth Only
30+ days past due			7.62%	7.59%	10.01%	9.78%
Non-accrual			24.64%	29.68%	23.97%	26.19%

Total Past Due			32.26%	37.27%	33.98%	35.97%
Orion Only
30+ days past due				16.54%	8.56%	12.49%
Non-accrual				57.58%	59.86%	41.73%

Total Past Due				74.12%	68.42%	54.22%
Century Only
30+ days past due				10.52%	10.81%	11.79%
Non-accrual				53.50%	43.73%	45.10%

Total Past Due				64.02%	54.54%	56.89%
Consolidated With FDIC Covered Assets
30+ days past due			1.08%	4.37%	3.09%	3.69%
Non-accrual			2.87%	15.45%	14.23%	11.32%

Total Past Due			3.95%	19.82%	17.32%	15.01%

At June 30, 2010, the allowance for loan losses was 1.67%, up compared to 1.11% at March 31, 2010. In accordance with generally accepted accounting principles, the assets acquired in the FDIC-assisted transactions were marked to market at consummation, including estimated loan impairment. Excluding the acquired loans, the Company’s ratio of loan loss reserves to loans decreased from 1.53% at March 31, 2010 to 1.52% at June 30, 2010. On June 8, 2010, the Company issued a press release outlining the Company’s limited exposure to the Deepwater Horizon oil spill disaster. To date, the Company has recorded no special reserves or incurred any charge-offs associated with the loans described in that press release.

The Company reported net charge-offs of $6 million in the second quarter of 2010, compared to $5 million in the first quarter of 2010. The ratio of net charge-offs to average loans was 0.44% in the second quarter of 2010, compared to 0.36% in the first quarter of 2010. The Company recorded a $13 million loan loss provision in the second quarter of 2010, similar to the level recorded in the first quarter of 2010 and covered net charge-offs by 2.1 times. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at June 30, 2010.

Investments

Total investment securities increased $209 million, or 14%, to $1.7 billion during the second quarter of 2010. As a percentage of total assets, the investment portfolio increased from 15% at March 31, 2010 to 17% at June 30, 2010. The investment portfolio had a modified duration of 2.7 years at June 30, 2010, compared to 2.8 years at March 31, 2010. The unrealized gain in the investment portfolio increased $18 million, or 86%, from $20 million at March 31, 2010 to $38 million at June 30, 2010. Based on projected prepayment speeds and other assumptions at June 30, 2010, the portfolio was expected to generate approximately $732 million in cash flows, or about 43% of the portfolio, over the next 18 months. The average yield on investment securities decreased 16 basis points on a linked quarter basis, to 3.23% in the second quarter of 2010. The Company holds in its investment portfolio primarily government agency and municipal securities.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 12.51% at June 30, 2010, compared to 12.43% at March 31, 2010. At June 30, 2010, the Company reported a tangible common equity ratio of 10.28%, compared to 10.19% at March 31, 2010 and 7.44% one year ago. The Company’s Tier 1 leverage ratio was 11.15%, compared to 11.64% at March 31, 2010 and 9.24% one year ago. The Company’s total risk based capital ratio was 21.72%, compared to 19.82% at March 31, 2010 and 13.54% one year ago. The Company’s tangible common equity to risk weighted assets ratio was 18.60%, compared to 16.99% at March 31, 2010, and 9.76% one year ago.

Regulatory Capital Ratios

At June 30, 2010

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK fsb	IBERIABANK Corporation
Tier 1 Leverage	5.00%	7.71%	9.64%	11.15%
Tier 1 Risk Based	6.00%	15.04%	12.41%	20.02%
Total Risk Based	10.00%	16.88%	13.65%	21.72%

At June 30, 2010, book value per share was $48.31, up $0.02, compared to March 31, 2010, and up 17% compared to one year ago. Tangible book value per share improved $0.11 over that period to $38.71, and up 54% compared to one year ago.

On June 21, 2010, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.74%, based on the closing stock price of the Company’s common stock on July 21, 2010 of $49.68 per share. This price equated to 1.03 times June 30, 2010 book value per share of $48.31 and 1.28 times tangible book value per share of $38.71.

Interest Rate Risk Position

The Company’s interest rate risk modeling at June 30, 2010 indicated the Company is asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 10.0%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 1.6%. At June 30, 2010, approximately 51% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 48%. Approximately 70% of the Company’s time deposit base will re-price within 12 months from June 30, 2010.

Operating Results

The Company’s average excess liquidity position increased from approximately $543 million to $1.1 billion on a linked quarter basis, and placed increasing pressure on the yield on earning assets. The average earning asset yield decreased seven basis points, while the cost of interest bearing deposits and liabilities increased 10 and nine basis points, respectively. As a result, the net interest spread and margin declined 15 and 11 basis points, respectively, on a linked quarter basis. Tax-equivalent net interest income increased $2 million, or 2% on a linked quarter basis, as average earning assets increased $391 million, or 4%, on a linked quarter basis.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	2Q09	3Q09	4Q09	1Q10	2Q10
Earning Asset Yield	4.99%	4.67%	4.64%	4.45%	4.38%
Cost Of Int-Bearing Liabs	2.12%	1.96%	1.74%	1.47%	1.56%

Net Interest Spread	2.87%	2.70%	2.90%	2.97%	2.82%
Net Interest Margin	3.17%	3.03%	3.13%	3.16%	3.05%

Aggregate noninterest income increased $2 million, or 8%, on a linked quarter basis. The primary changes on a linked quarter basis were a $4 million gain recognized on completion of the Orion Bank and Century Bank transactions in the first quarter of 2010, compared to none in the second quarter of 2010, and a $3 million increase in gains on the sale of mortgage loans on a linked quarter basis.

The Company’s mortgage origination business experienced substantial strength in the second quarter of 2010. The Company originated $442 million in mortgage loans during the second quarter of 2010, up $147 million, or 50%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 27% of mortgage loan applications in the second quarter of 2010, and approximately 40% in July 2010. The Company sold $400 million in mortgage loans during this period, up $113 million, or 39%, compared to the first quarter of 2010. Sales margins improved on a linked quarter basis. Gains on the sale of mortgage loans totaled $11 million in the second quarter of 2010, an increase of $3 million, or 44%, on a linked quarter basis. The mortgage pipeline was approximately $158 million at June 30, 2010, and has since risen to approximately $197 million at July 16, 2010.

Noninterest expense increased $9 million, or 13%, on a linked quarter basis. In aggregate, one-time merger-related costs totaled $4 million in the second quarter of 2010, compared to $2 million in the first quarter, or an increase of $2 million. Salaries and benefits expense increased $4 million, or 11%, on a linked quarter basis (this category includes mortgage commission expense). Other significant increases were in occupancy and equipment, computer service expense, and OREO expense. The combined tangible efficiency ratio of the Company’s bank subsidiaries was approximately 60.3% in the second quarter of 2010.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 214 combined offices, including 134 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 54 locations in 12 states.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.3 billion, based on the NASDAQ closing stock price on July 21, 2010.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, July 22, 2010, beginning at 8:30 a.m. Central Time by dialing 1-800-398-9397. The confirmation code for the call is 165113. A replay of the call will be available until midnight Central Time on July 29, 2010 by dialing 1-800-475-6701. The confirmation code for the replay is 165113. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2010	2009	% Change	2010	% Change
Income Data (in thousands):
Net Interest Income	$70,139	$38,276	83%	$69,206	1%
Net Interest Income (TE) (1)	72,730	39,694	83%	71,039	2%
Net Income	8,840	8,474	4%	13,004	(32%)
Earnings Available to Common Shareholders - Basic	8,840	8,474	4%	13,004	(32%)
Earnings Available to Common Shareholders - Diluted	8,651	8,224	5%	12,752	(32%)
Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.33	$0.53	(38%)	$0.60	(45%)
Earnings Available to Common Shareholders - Diluted	0.33	0.52	(37%)	0.59	(44%)
Book Value Per Common Share	48.31	41.13	17%	48.29	0%
Tangible Book Value Per Common Share (2)	38.71	25.12	54%	38.60	0%
Cash Dividends	0.34	0.34	—	0.34	—
Number of Shares Outstanding:
Basic Shares (Average)	26,804,334	16,044,634	67%	21,928,397	22%
Diluted Shares (Average)	26,506,308	15,793,002	68%	21,690,564	22%
Book Value Shares (Period End) (3)	26,865,543	16,140,608	66%	26,753,464	0%
Key Ratios: (4)
Return on Average Assets	0.34%	0.61%		0.53%
Return on Average Common Equity	2.73%	5.11%		4.98%
Return on Average Tangible Common Equity (2)	3.73%	8.75%		6.94%
Net Interest Margin (TE) (1)	3.05%	3.17%		3.16%
Efficiency Ratio	75.1%	70.9%		68.7%
Tangible Efficiency Ratio (TE) (1) (2)	71.8%	68.2%		66.1%
Average Loans to Average Deposits	70.6%	91.7%		74.4%
Nonperforming Assets to Total Assets (5)	7.63%	1.04%		8.91%
Allowance for Loan Losses to Loans	1.67%	1.21%		1.11%
Net Charge-offs to Average Loans	0.44%	0.33%		0.36%
Average Equity to Average Total Assets	12.56%	11.86%		10.72%
Tier 1 Leverage Ratio	11.15%	9.24%		11.64%
Common Stock Dividend Payout Ratio	103.3%	64.8%		69.9%
Tangible Common Equity Ratio	10.28%	7.44%		10.19%
Tangible Common Equity to Risk-Weighted Assets	18.60%	9.76%		16.99%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	June 30,			March 31,	December 31,
BALANCE SHEET (End of Period)	2010	2009	% Change	2010	2009
ASSETS
Cash and Due From Banks	$93,531	$149,863	(37.6%)	$95,849	$94,674
Interest-bearing Deposits in Banks	1,031,205	41,482	2385.9%	892,369	80,723

Total Cash and Equivalents	1,124,736	191,345	487.8%	988,218	175,397
Investment Securities Available for Sale	1,441,994	916,883	57.3%	1,301,185	1,320,476
Investment Securities Held to Maturity	305,629	106,505	187.0%	237,551	260,361

Total Investment Securities	1,747,623	1,023,388	70.8%	1,538,736	1,580,837
Mortgage Loans Held for Sale	114,914	90,109	27.5%	74,225	66,945
Loans, Net of Unearned Income	5,760,550	3,829,326	50.4%	5,739,322	5,784,365
Allowance for Loan Losses	(96,000)	(46,329)	107.2%	(63,875)	(55,768)

Loans, net	5,664,550	3,782,997	49.7%	5,675,447	5,728,597
Loss Share Receivable	822,858	—	100.0%	917,246	1,034,734
Premises and Equipment	195,454	130,558	49.7%	142,961	137,426
Goodwill and Other Intangibles	257,875	258,437	(0.2%)	259,144	260,144
Mortgage Servicing Rights	235	207	13.4%	234	229
Other Assets	448,219	225,571	98.7%	796,104	716,093

Total Assets	$10,376,464	$5,702,612	82.0%	$10,392,315	$9,700,402

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$820,254	$576,042	42.4%	$825,486	$874,885
Interest-bearing Deposits	7,253,657	3,596,853	101.7%	7,129,397	6,681,263

Total Deposits	8,073,911	4,172,895	93.5%	7,954,883	7,556,148
Short-term Borrowings	15,000	50,000	(70.0%)	25,000	90,000
Securities Sold Under Agreements to Repurchase	184,969	206,964	(10.6%)	178,740	173,351
Long-term Debt	586,130	538,161	8.9%	738,315	745,864
Other Liabilities	218,625	74,018	195.4%	203,464	180,824

Total Liabilities	9,078,635	5,042,038	80.1%	9,100,402	8,746,187
Total Shareholders’ Equity	1,297,829	660,574	96.5%	1,291,913	954,215

Total Liabilities and Shareholders’ Equity	$10,376,464	$5,702,612	82.0%	$10,392,315	$9,700,402

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
INCOME STATEMENT	2010	2009	% Change	2010	2009
Interest Income	$101,217	$60,974	66.0%	$198,837	$121,295
Interest Expense	31,078	22,698	36.9%	59,492	46,732

Net Interest Income	70,139	38,276	83.2%	139,345	74,563
Provision for Loan Losses	12,899	7,783	65.7%	26,100	10,815

Net Interest Income After Provision for Loan Losses	57,240	30,493	87.7%	113,245	63,748
Service Charges	6,376	5,479	16.4%	12,277	10,751
ATM / Debit Card Fee Income	2,557	1,963	30.2%	4,882	3,677
BOLI Proceeds and Cash Surrender Value Income	717	720	(0.4%)	1,426	1,433
Gain on Acquisition	—	—	—	3,781	—
Gain on Sale of Loans, net	10,625	10,808	(1.7%)	17,999	19,338
Gain (Loss) on Sale of Investments, net	60	5,879	(99.0%)	983	5,882
Title Revenue	4,813	5,232	(8.0%)	8,516	9,711
Broker Commissions	1,671	1,000	67.0%	2,883	2,215
Other Noninterest Income	3,885	949	309.4%	6,310	2,752

Total Noninterest Income	30,704	32,030	(4.1%)	59,057	55,759
Salaries and Employee Benefits	39,578	26,652	48.5%	75,390	50,879
Occupancy and Equipment	8,121	5,781	40.5%	15,714	11,413
Amortization of Acquisition Intangibles	1,269	622	104.2%	2,279	1,243
Other Noninterest Expense	26,807	16,759	60.0%	49,392	30,071

Total Noninterest Expense	75,775	49,814	52.1%	142,775	93,606
Income Before Income Taxes	12,169	12,709	(4.2%)	29,527	25,901
Income Taxes	3,329	4,235	(21.4%)	7,684	8,282

Net Income	$8,840	$8,474	4.3%	$21,843	$17,619

Preferred Stock Dividends	—	—	—	—	(3,350)

Earnings Available to Common Shareholders - Basic	8,840	8,474	4.3%	21,843	14,269

Earnings Allocated to Unvested Restricted Stock	(189)	(250)	(24.6%)	(443)	(414)

Earnings Available to Common Shareholders - Diluted	8,651	8,224	5.2%	21,400	13,855

Earnings Per Share, diluted	$0.33	$0.52	(37.3%)	$0.88	$0.88

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
ASSETS
Cash and Due From Banks	$95,822	$92,145	$75,435	$59,975	$78,939
Interest-bearing Deposits in Banks	1,007,124	387,929	305,371	299,591	61,115
Investment Securities	1,617,372	1,569,301	1,327,579	1,074,896	1,033,274
Mortgage Loans Held for Sale	82,502	50,810	58,785	60,350	89,298
Loans, Net of Unearned Income	5,616,203	5,737,876	5,070,584	4,049,351	3,788,273
Allowance for Loan Losses	(63,115)	(55,133)	(49,442)	(45,711)	(42,970)
Loss Share Receivable	914,437	1,033,377	590,804	38,784	—
Other Assets	1,050,169	1,054,224	787,488	592,455	585,001

Total Assets	$10,320,514	$9,870,529	$8,166,604	$6,129,691	$5,592,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$818,985	$824,959	$749,262	$583,229	$570,298
Interest-bearing Deposits	7,138,919	6,887,249	5,424,348	3,864,927	3,558,739

Total Deposits	7,957,904	7,712,208	6,173,610	4,448,156	4,129,037
Short-term Borrowings	17,967	32,769	31,054	2,174	22,489
Securities Sold Under Agreements to Repurchase	176,357	168,303	188,339	210,115	149,664
Long-term Debt	639,923	736,458	681,789	536,877	541,557
Other Liabilities	231,875	162,675	174,133	94,189	86,804

Total Liabilities	9,024,026	8,812,413	7,248,925	5,291,511	4,929,551
Total Shareholders’ Equity	1,296,488	1,058,116	917,679	838,180	663,379

Total Liabilities and Shareholders’ Equity	$10,320,514	$9,870,529	$8,166,604	$6,129,691	$5,592,930

	2010		2009
INCOME STATEMENT	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest Income	$101,217	$97,620	$85,538	$63,554	$60,974
Interest Expense	31,078	28,414	27,982	22,888	22,698

Net Interest Income	70,139	69,206	57,556	40,666	38,276
Provision for Loan Losses	12,899	13,201	9,260	25,295	7,783

Net Interest Income After Provision for Loan Losses	57,240	56,005	48,296	15,371	30,493
Total Noninterest Income	30,704	28,353	196,353	80,874	32,030
Total Noninterest Expense	75,775	67,000	75,114	54,540	49,814

Income Before Income Taxes	12,169	17,358	169,535	41,705	12,709
Income Taxes	3,329	4,354	60,633	16,976	4,235

Net Income	$8,840	$13,004	$108,902	$24,729	$8,474

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	$8,840	$13,004	$108,902	$24,729	$8,474

Earnings Allocated to Unvested Restricted Stock	(189)	(252)	(2,717)	(603)	(250)

Earnings Available to Common Shareholders - Diluted	$8,651	$12,752	$106,185	$24,126	$8,224

Earnings Per Share, basic	$0.33	$0.60	$5.27	$1.22	$0.53

Earnings Per Share, diluted	$0.33	$0.59	$5.23	$1.21	$0.52

Book Value Per Share	$48.31	$48.29	$46.04	$41.41	$41.13

Return on Average Assets	0.34%	0.53%	5.29%	1.60%	0.61%
Return on Average Common Equity	2.73%	4.98%	46.93%	11.66%	5.11%
Return on Average Tangible Common Equity	3.73%	6.94%	66.25%	17.10%	8.75%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	June 30,			March 31,	December 31,
LOANS RECEIVABLE	2010	2009	% Change	2010	2009
Residential Mortgage Loans:
Residential 1-4 Family	$767,502	$453,807	69.1%	$953,425	$975,395
Construction/ Owner Occupied	23,251	23,768	(2.2%)	25,516	32,857

Total Residential Mortgage Loans	790,753	477,575	65.6%	978,941	1,008,252
Commercial Loans:
Real Estate	2,484,828	1,584,791	56.8%	2,488,277	2,500,433
Business	1,348,217	847,017	59.2%	1,221,563	1,217,326

Total Commercial Loans	3,833,045	2,431,808	57.6%	3,709,840	3,717,759
Consumer Loans:
Indirect Automobile	268,936	270,188	(0.5%)	260,470	259,339
Home Equity	722,272	507,619	42.3%	643,891	649,821
Automobile	30,640	29,685	3.2%	30,483	30,552
Credit Card Loans	42,301	40,403	4.7%	41,738	44,561
Other	72,603	72,048	0.8%	73,959	74,081

Total Consumer Loans	1,136,752	919,943	23.6%	1,050,541	1,058,354

Total Loans Receivable	5,760,550	3,829,326	50.4%	5,739,322	5,784,365

Allowance for Loan Losses	(96,000)	(46,329)		(63,875)	(55,768)

Loans Receivable, Net	$5,664,550	$3,782,997		$5,675,447	$5,728,597

	June 30,			March 31,	December 31,
ASSET QUALITY DATA	2010	2009	% Change	2010	2009
Nonaccrual Loans	$652,359	$28,519	2187.5%	$816,718	$893,441
Foreclosed Assets	12	19	(35.6%)	15	35
Other Real Estate Owned	45,831	17,333	164.4%	50,126	74,056
Accruing Loans More Than 90 Days Past Due	93,712	13,259	606.8%	59,575	43,952

Total Nonperforming Assets	$791,914	$59,130	1239.3%	$926,434	$1,011,485

Nonperforming Assets to Total Assets	7.63%	1.04%	636.0%	8.91%	10.43%
Nonperforming Assets to Total Loans and OREO	13.6%	1.54%	787.3%	16.00%	17.27%
Allowance for Loan Losses to Nonperforming Loans (1)	12.9%	110.9%	(88.4%)	7.3%	5.9%
Allowance for Loan Losses to Nonperforming Assets	12.1%	78.4%	(84.5%)	6.9%	5.5%
Allowance for Loan Losses to Total Loans	1.67%	1.21%	37.7%	1.11%	0.96%
Year to Date Charge-offs	$14,596	$6,426	127.1%	$6,809	$33,267
Year to Date Recoveries	(3,391)	(1,068)	217.5%	(1,715)	$(2,646)

Year to Date Net Charge-offs	$11,205	$5,358	109.1%	$5,094	$30,621

Quarter to Date Net Charge-offs	$6,111	$3,116	96.1%	$5,094	$2,283

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

	June 30,			March 31,	December 31,
DEPOSITS	2010	2009	% Change	2010	2009
Noninterest-bearing Demand Accounts	$820,254	$576,042	42.4%	$825,486	$874,885
NOW Accounts	1,333,120	947,963	40.6%	1,407,066	1,351,609
Savings and Money Market Accounts	2,808,412	1,127,996	149.0%	2,569,254	2,253,065
Certificates of Deposit	3,112,125	1,520,894	104.6%	3,153,077	3,076,589

Total Deposits	$8,073,911	$4,172,895	93.5%	$7,954,883	$7,556,148

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2010		March 31, 2010		June 30, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$902,597	7.26%	$992,178	5.78%	$492,293	5.65%
Commercial Loans (TE) (1)	3,644,349	6.22%	3,695,589	5.69%	2,383,784	4.68%
Consumer and Other Loans	1,069,257	6.81%	1,050,109	6.49%	912,196	6.49%

Total Loans	5,616,203	6.50%	5,737,876	5.85%	3,788,273	5.24%
Mortgage Loans Held for Sale	82,502	4.65%	50,810	4.69%	89,298	4.74%
Investment Securities (TE) (1)(2)	1,573,403	3.23%	1,541,471	3.39%	1,006,051	4.47%
Other Earning Assets	2,088,590	0.16%	1,639,602	0.08%	95,881	0.82%

Total Earning Assets	9,360,698	4.38%	8,969,759	4.45%	4,979,503	4.99%
Allowance for Loan Losses	(63,115)		(55,133)		(42,970)
Nonearning Assets	1,022,931		955,903		656,397

Total Assets	$10,320,514		$9,870,529		$5,592,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,347,510	0.74%	$1,396,948	0.75%	$947,363	0.86%
Savings and Money Market Accounts	2,678,399	1.54%	2,413,163	1.64%	1,101,165	1.43%
Certificates of Deposit	3,113,010	1.71%	3,077,138	1.41%	1,510,211	2.88%

Total Interest-bearing Deposits	7,138,919	1.46%	6,887,249	1.36%	3,558,739	1.90%
Short-term Borrowings	194,324	0.40%	201,072	0.39%	172,153	0.71%
Long-term Debt	639,923	3.01%	736,458	2.81%	541,557	4.07%

Total Interest-bearing Liabilities	7,973,166	1.56%	7,824,779	1.47%	4,272,449	2.12%
Noninterest-bearing Demand Deposits	818,985		824,959		570,298
Noninterest-bearing Liabilities	231,875		162,675		86,804

Total Liabilities	9,024,026		8,812,413		4,929,551
Shareholders’ Equity	1,296,488		1,058,116		663,379

Total Liabilities and Shareholders’ Equity	$10,320,514		$9,870,529		$5,592,930

Net Interest Spread	$70,139	2.82%	$69,206	2.97%	$38,276	2.87%
Tax-equivalent Benefit	2,591	0.08%	1,833	0.08%	1,418	0.11%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$72,730	3.05%	$71,039	3.16%	$39,694	3.17%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Six Months Ended
	June 30, 2010		June 30, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$947,300	6.49%	$506,657	5.65%
Commercial Loans (TE) (1)	3,670,920	5.95%	2,349,946	4.68%
Consumer and Other Loans	1,059,835	6.65%	909,175	6.56%

Total Loans	5,678,055	6.17%	3,765,778	5.26%
Mortgage Loans Held for Sale	66,744	4.66%	85,624	4.76%
Investment Securities (TE) (1)(2)	1,557,201	3.31%	987,211	4.54%
Other Earning Assets	1,870,318	0.13%	137,499	0.62%

Total Earning Assets	9,172,318	4.41%	4,976,112	4.98%
Allowance for Loan Losses	(59,022)		(41,847)
Nonearning Assets	988,139		649,446

Total Assets	$10,101,435		$5,583,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities
Deposits:
NOW Accounts	$1,372,092	0.74%	$928,920	0.88%
Savings and Money Market Accounts	2,540,867	1.59%	1,054,342	1.48%
Certificates of Deposit	3,096,390	1.56%	1,527,308	3.02%

Total Interest-bearing Deposits	7,009,349	1.41%	3,510,570	1.99%
Short-term Borrowings	197,853	0.39%	179,508	0.77%
Long-term Debt	687,924	2.90%	547,167	4.13%

Total Interest-bearing Liabilities	7,895,126	1.52%	4,237,245	2.22%
Noninterest-bearing Demand Deposits	821,956		562,328
Noninterest-bearing Liabilities	206,809		80,758

Total Liabilities	8,923,891		4,880,331
Shareholders’ Equity	1,177,544		703,380

Total Liabilities and Shareholders’ Equity	$10,101,435		$5,583,711

Net Interest Spread	$139,345	2.89%	$74,563	2.77%
Tax-equivalent Benefit	4,424	0.08%	2,755	0.11%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$143,769	3.10%	$77,318	3.10%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	6/30/2010	3/31/2010	6/30/2009
Net Interest Income	$70,139	$69,206	$38,276
Effect of Tax Benefit on Interest Income	2,591	1,833	1,418

Net Interest Income (TE) (1)	72,730	71,039	39,694

Noninterest Income	30,704	28,353	32,030
Effect of Tax Benefit on Noninterest Income	386	382	388

Noninterest Income (TE) (1)	31,090	28,735	32,418

Total Revenues (TE) (1)	$103,820	$99,774	$72,112

Total Noninterest Expense	$75,775	$67,000	$49,814
Less Intangible Amortization Expense	(1,269)	(1,010)	(622)

Tangible Operating Expense (2)	$74,506	$65,990	$49,192

Return on Average Common Equity	2.73%	4.98%	5.11%
Effect of Intangibles (2)	1.00%	1.96%	3.64%

Return on Average Tangible Common Equity (2)	3.73%	6.94%	8.75%

Efficiency Ratio	75.1%	68.7%	70.9%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1%)	(1.5%)	(1.8%)

Efficiency Ratio (TE) (1)	73.0%	67.2%	69.1%
Effect of Amortization of Intangibles	(1.2%)	(1.1%)	(0.9%)

Tangible Efficiency Ratio (TE) (1) (2)	71.8%	66.1%	68.2%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.